UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 15, 2011

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

(Exact name of registrant as specified in charter)

New Jersey	000-25043	22-1697095
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
505 Main Street, Hackensack, New Jersey		07601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (201) 488-6400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange  Act
(17 CFR 240.13e-4 (c))

Section 8 - Other Events

Item 8.01  Other Events

On April 15, 2011, First Real Estate Investment Trust of New Jersey ("FREIT") was notified by Giant of Maryland LLC (“Giant”), the tenant and operator of the 55,330 sq. ft. Giant Supermarket at FREIT's 256,620 sq. ft. Westridge Square shopping center ("Westridge") located in Frederick, Maryland, that it will not extend the term of its lease, which expires on October 31, 2011. This lease expiration will not affect FREIT’s income or cash flow for its fiscal year ended October 31, 2011.

It is FREIT’s intention to re-lease the space to a new tenant or tenants that will enhance the shopping experience at Westridge. FREIT expects the new rents to be at current market levels, which are higher than the rents paid by Giant, and anticipates increased earnings from the space. However, the space will be vacant and no rent will be received from the space beginning on November 1, 2011 unless or until FREIT is able to re-lease the space, and it is occupied by a new tenant(s).  Additionally, FREIT expects to incur leasing costs and tenant improvement costs associated with re-leasing the space. The vacancy may adversely affect FREIT’s operating results in fiscal 2012 depending upon the outcome of FREIT’s re-leasing efforts for this space.

In addition, FREIT will reevaluate its efforts to market Westridge for sale in light of the Giant lease expiration.

 The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q to be filed covering this period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY
(Registrant)

By:	/s/ Robert S. Hekemian
Robert S. Hekemian
Chairman of the Board

Date:  April 19, 2011